               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                              SUPPLEMENTARY BENEFIT


BENEFIT                             FLEXIBLE TERM INSURANCE OPTION

LIFE INSURED                        JOHN M. DOE

AGE AT EFFECTIVE DATE               35

EFFECTIVE DATE                      JAN 1, 1998

BENEFICIARY                         AS DESIGNATED IN THE APPLICATION OR
                                    SUBSEQUENTLY CHANGED

INITIAL AMOUNT                      $10,000

DEATH BENEFIT SCHEDULE              SEE NEXT PAGE

RISK CLASSIFICATION                 NON-SMOKER

ADDITIONAL RATING                   NOT APPLICABLE









                                    PAGE 3.5

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                             DEATH BENEFIT SCHEDULE


POLICY        SCHEDULED ANNUAL         POLICY          SCHEDULED ANNUAL
 YEAR           DEATH BENEFIT           YEAR             DEATH BENEFIT

   1              $ 60,000               34                $100,000
   2              $ 70,000               35                $100,000
   3              $ 80,000               36                $100,000
   4              $ 90,000               37                $100,000
   5              $100,000               38                $100,000
   6              $100,000               39                $100,000
   7              $100,000               40                $100,000
   8              $100,000               41                $100,000
   9              $100,000               42                $100,000
  10              $100,000               43                $100,000
  11              $100,000               42                $100,000
  12              $100,000               45                $100,000
  13              $100,000               46                $100,000
  14              $100,000               47                $100,000
  15              $100,000               48                $100,000
  16              $100,000               49                $100,000
  17              $100,000               50                $100,000
  18              $100,000               51                $100,000
  19              $100,000               52                $100,000
  20              $100,000               53                $100,000
  21              $100,000               54                $100,000
  22              $100,000               55                $100,000
  23              $100,000               56                $100,000
  24              $100,000               57                $100,000
  25              $100,000               58                $100,000
  26              $100,000               59                $100,000
  27              $100,000               60                $100,000
  28              $100,000               61                $100,000
  29              $100,000               62                $100,000
  30              $100,000               63                $100,000
  31              $100,000               64                $100,000
  32              $100,000               65                $100,000
  33              $100,000







                                    PAGE 3.6

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                      MALE

   LIFE                                       LIFE                                        LIFE
INSURED'S                                   INSURED'S                                   INSURED'S
 ATTAINED              MONTHLY              ATTAINED               MONTHLY              ATTAINED             MONTHLY
   AGE                  RATE                   AGE                  RATE                   AGE                RATE
                          $                                           $                                         $

    20                 0.1583                  47                  0.4433                  74                 4.8491
    21                 0.1591                  48                  0.4783                  75                 5.3491
    22                 0.1575                  49                  0.5175                  76                 5.8775
    23                 0.1550                  50                  0.5591                  77                 6.4266
    24                 0.1516                  51                  0.6083                  78                 6.9916
    25                 0.1475                  52                  0.6633                  79                 7.5875
    26                 0.1441                  53                  0.7258                  80                 8.2366
    27                 0.1425                  54                  0.7966                  81                 8.9566
    28                 0.1416                  55                  0.8725                  82                 9.7708
    29                 0.1425                  56                  0.9550                  83                10.6883
    30                 0.1441                  57                  1.0408                  84                11.6875
    31                 0.1483                  58                  1.1325                  85                12.7458
    32                 0.1525                  59                  1.2308                  86                13.8408
    33                 0.1591                  60                  1.3400                  87                14.9625
    34                 0.1666                  61                  1.4616                  88                16.1058
    35                 0.1758                  62                  1.5991                  89                17.2741
    36                 0.1866                  63                  1.7550                  90                18.4808
    37                 0.2000                  64                  1.9283                  91                19.7483
    38                 0.2150                  65                  2.1183                  92                21.1208
    39                 0.2325                  66                  2.3208                  93                22.6758
    40                 0.2516                  67                  2.5366                  94                24.6583
    41                 0.2741                  68                  2.7658                  95                27.4966
    42                 0.2966                  69                  3.0141                  96                32.0458
    43                 0.3225                  70                  3.2925                  97                40.0166
    44                 0.3491                  71                  3.6083                  98                54.8316
    45                 0.3791                  72                  3.9708                  99                83.3333
    46                 0.4100                  73                  4.3866






 The above rates will be adjusted for any Additional Rating shown in the Policy
                              Information section.

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                     FEMALE

   LIFE                                       LIFE                                        LIFE
INSURED'S                                   INSURED'S                                   INSURED'S
 ATTAINED              MONTHLY              ATTAINED               MONTHLY              ATTAINED             MONTHLY
   AGE                  RATE                   AGE                  RATE                   AGE                RATE
                          $                                           $                                         $

    20                 0.0875                  47                  0.3375                  74                 2.8275
    21                 0.0891                  48                  0.3608                  75                 3.1866
    22                 0.0908                  49                  0.3858                  76                 3.5808
    23                 0.0925                  50                  0.4133                  77                 4.0033
    24                 0.0950                  51                  0.4425                  78                 4.4541
    25                 0.0966                  52                  0.4750                  79                 4.9458
    26                 0.0991                  53                  0.5125                  80                 5.4991
    27                 0.1016                  54                  0.5508                  81                 6.1333
    28                 0.1050                  55                  0.5908                  82                 6.8666
    29                 0.1083                  56                  0.6308                  83                 7.7108
    30                 0.1125                  57                  0.6691                  84                 8.6508
    31                 0.1166                  58                  0.7058                  85                 9.6750
    32                 0.1208                  59                  0.7450                  86                10.7741
    33                 0.1250                  60                  0.7891                  87                11.9433
    34                 0.1316                  61                  0.8441                  88                13.1816
    35                 0.1375                  62                  0.9133                  89                14.4950
    36                 0.1466                  63                  1.0016                  90                15.8958
    37                 0.1575                  64                  1.1041                  91                17.4058
    38                 0.1700                  65                  1.2158                  92                19.0675
    39                 0.1850                  66                  1.3333                  93                20.9591
    40                 0.2016                  67                  1.4525                  94                23.2758
    41                 0.2200                  68                  1.5700                  95                26.4433
    42                 0.2391                  69                  1.6966                  96                31.3116
    43                 0.2575                  70                  1.8425                  97                39.5808
    44                 0.2766                  71                  2.0191                  98                54.6541
    45                 0.2966                  72                  2.2391                  99                83.3333
    46                 0.3166                  73                  2.5091






 The above rates will be adjusted for any Additional Rating shown in the Policy
                              Information section.

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

                                     UNISEX

   LIFE                                       LIFE                                        LIFE
INSURED'S                                   INSURED'S                                   INSURED'S
 ATTAINED              MONTHLY              ATTAINED               MONTHLY              ATTAINED             MONTHLY
   AGE                  RATE                   AGE                  RATE                   AGE                RATE
                          $                                           $                                         $

    20                 0.1450                  47                  0.4225                  74                 4.3641
    21                 0.1458                  48                  0.4541                  75                 4.8200
    22                 0.1441                  49                  0.4908                  76                 5.3041
    23                 0.1425                  50                  0.5300                  77                 5.8083
    24                 0.1408                  51                  0.5750                  78                 6.3291
    25                 0.1375                  52                  0.6250                  79                 6.8808
    26                 0.1358                  53                  0.6825                  80                 7.4858
    27                 0.1341                  54                  0.7466                  81                 8.1616
    28                 0.1341                  55                  0.8150                  82                 8.9316
    29                 0.1358                  56                  0.8891                  83                 9.8041
    30                 0.1375                  57                  0.9650                  84                10.7583
    31                 0.1416                  58                  1.0450                  85                11.7816
    32                 0.1458                  59                  1.1308                  86                12.8475
    33                 0.1525                  60                  1.2266                  87                13.9575
    34                 0.1591                  61                  1.3333                  88                15.1033
    35                 0.1683                  62                  1.4558                  89                16.2950
    36                 0.1783                  63                  1.5966                  90                17.5441
    37                 0.1916                  64                  1.7541                  91                18.8758
    38                 0.2058                  65                  1.9258                  92                20.3441
    39                 0.2233                  66                  2.1075                  93                22.0033
    40                 0.2416                  67                  2.3008                  94                24.1133
    41                 0.2633                  68                  2.5025                  95                27.0741
    42                 0.2850                  69                  2.7216                  96                31.7475
    43                 0.3100                  70                  2.9658                  97                39.8075
    44                 0.3341                  71                  3.2458                  98                54.7816
    45                 0.3625                  72                  3.5700                  99                83.3333
    46                 0.3916                  73                  3.9441






 The above rates will be adjusted for any Additional Rating shown in the Policy
                              Information section.

                                   DEFINITIONS

THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.

ADDITIONAL RATING is an adjustment to the Cost of Insurance that is applied when a life insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

ATTAINED AGE is the Issue Age plus the number of completed Policy Years the policy has been in force since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open business. The net asset value of the underlying shares of a Sub-Account will be determined at the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and less any outstanding Monthly Deductions due.

EFFECTIVE DATE is the date we become obligated under this policy and when we take the first Monthly Deductions. It is the later of the date our underwriters approve issuance of this policy, or the date we receive at least the initial premium at our Service Office.

GUARANTEED INTEREST ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

INVESTMENT ACCOUNT is that part of the Policy Value which reflects the value you have in one of our Sub-Accounts.

ISSUE AGE is the life insured's age on the birthday closer to the Policy Date.

LOAN ACCOUNT is that part of the Policy Value that reflects the value you have transferred from the Guaranteed Interest Account or the Investment Accounts as collateral for a policy loan.

NET CASH SURRENDER VALUE equals the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE equals the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium less any Premium Load. It is the amount of premium allocated to the Guaranteed Interest Account and/or Investment Accounts.

POLICY DATE is the date from which charges for the first Monthly Deductions are calculated. The Policy Date is shown in the Policy Information section of this policy.

POLICY DEBT as of any date equals (a) plus (b) plus (c), minus (d), where:

(a) is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d) is the total amount of loan repayments as of such date.

POLICY VALUE equals the sum of the values in the Loan Account. The Guaranteed Interest Account, and the Investment Accounts.

POLICY YEARS, POLICY MONTHS AND POLICY ANNIVERSARIES are determined from the Policy Date.

SEPARATE ACCOUNT refers to Separate Account Four of The Manufacturers Life Insurance Company of America.


                                                                     (continued)

SERVICE OFFICE is the office that we designate to service this policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following issuance of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender or lapse the policy, decrease the Face Amount or make a partial withdrawal.

WRITTEN REQUEST must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.

                               PAYMENT OF PREMIUMS

Premiums are payable during the life insured's lifetime. The Planned Premium and the Premium Mode you requested in the application are shown in the Policy Information section. The initial premium is due as of the Policy Date.

You can pay subsequent premiums in any amount and at any frequency. On request, we will give you a receipt signed by one of our officers.

We have the right to refuse or refund any premium payments that may cause this policy to fail to qualify as life insurance under applicable tax law. Any such Premium Limitations are shown in the Policy Information section.


                                INSURANCE BENEFIT

If the life insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving any due proof of death, subject to the Age and Sex, Suicide, and the Validity provisions.

If the life insured dies after we receive a Written Request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender for Cash provision instead.

If the life insured dies during the grace period, the Insurance Benefit payable will be the same as defined below with the following modifications:

(a) we will reduce the Insurance Benefit by any outstanding Monthly Deductions due; and

(b) in calculating the Death Benefit, we will use the Policy Value as of the default date.

INSURANCE BENEFIT.  The Insurance Benefit payable is:

(a) the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefit that are part of the policy; less

(c) the value of the Policy Debt as of the date of death.

DEATH BENEFIT. The Death Benefit will depend upon whether Option 1 or Option 2 is in effect as of the date of death.

Under Option 1, the Death Benefit will be equal to the Face Amount as of the date of death.

Under Option 2, the Death Benefit will equal the sum of (a) and (b), where:

(a) is the Face Amount as of the date of death; and

(b) is the Policy Value as of the date of death.

MINIMUM DEATH BENEFIT. To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, the Death Benefit will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value on the date of death multiplied by the Minimum Death Benefit Factor for the Attained Age of the life insured. The Minimum Death Benefit Factors are shown in the Table of Minimum Death Benefit Factors in the Policy Information section.



                                                                     (continued)

INTEREST. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the life insured's death to the date of payment. The rate will be at least the minimum required by the law of the state in which this policy was delivered. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.


                                  POLICY VALUE

NET PREMIUMS ADDED. As of the Business Day we receive your premium payments at our Service Office, we add your Net Premium to your Policy Value. We will do this before we take any deductions due on that Business Day.

For premiums received prior to the Effective Date, your Net Premiums plus any interest credited will be added to your Policy Value as of the Business Day coincident with or next following the Effective Date. Any premium received prior to the Effective Date of the policy will be credited with interest from the date of receipt. Interest will be credited at the rate of return then being earned on allocations to the Money Market Trust.

MONTHLY DEDUCTIONS. A deduction is due from your policy as of the beginning of each Policy Month to cover monthly administration charges and the cost to provide the insurance coverage. We will take the deductions as of the date they are due. However, if at issue your Policy Date is set to an earlier date for purposes of determining Issue Age, any Monthly Deductions due from the Policy Date up to the Effective Date will be taken as of the Effective Date.

Unless otherwise agreed to by us, we will take Monthly Deductions from the Guaranteed Interest Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

Monthly Deductions are due until the life insured reaches Attained Age 100.

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month.

(a) The Monthly Administrative Charge shown in the Table of Expense Charges in the Policy Information section.

(b) The monthly cost of any Supplementary Benefits that are a part of this policy, as determined in accordance with such Supplementary Benefits.

(c) The monthly Cost of Insurance for the life insured.

COST OF INSURANCE. The Cost of Insurance for a specific Policy Month is the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk. The net amount at risk is equal to the greater of zero, or the result of (a) minus (b) where:

(a) is the Death Benefit as of the first day of the month, divided by the Death Benefit Discount Factor shown in the Policy Information section; and

(b) is the Policy Value as of the first day of the month.

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each increase in Face Amount, are based on the life insured's Issue Age, Sex and Risk Classification, and the duration that the coverage has been in force. We will determine Cost of Insurance Rates from time to time, on a basis which does not discriminate unfairly within any class of lives insured.

The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. The Cost of Insurance Rates will never be more than those shown in the Table of Maximum Cost of Insurance Rates on page 4 plus any Additional Rating.







                                                                     (continued)

SURRENDER CHARGE. We deduct a Surrender Charge from your Policy Value if during the Surrender Charge Period:

(a) you surrender the policy for its Net Cash Surrender Value;

(b) you make a partial withdrawal of the Net Cash Surrender Value above the Free Withdrawal Amount;

(c) you reduce the Face Amount; or

(d) this policy goes into default and terminates at the end of a Grace Period.

See the Surrender for Cash provision for details.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Guaranteed Interest Account, and the Investment Accounts.

LOAN ACCOUNT VALUE.  The amount you have in the Loan Account at any time equals:

(a) amounts transferred to it for loans or borrowed loan interest; plus

(b) interest credited to it; less

(c) amounts transferred from it for loan repayment.

For details of the Loan Account see the Policy Loan Conditions provision.

GUARANTEED INTEREST ACCOUNT VALUE. The amount you have in the Guaranteed Interest Account at any time equals:

(a) Net Premiums allocated to it; plus

(b) amounts transferred to it; plus

(c) interest credited to it; less

(d) amounts deducted from it; less

(e) amounts transferred from it; less

(f) amounts withdrawn from it.

Interest will be credited to amounts in the Guaranteed Interest Account, at an effective annual rate of no less than the Guaranteed Interest Account Minimum Annual Rate shown in the Policy Information section. The actual rates will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNTS VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a) is the number of units credited to the Investment Account because of:

    (1) Net Premiums allocated to it; and

    (2) amounts transferred to it; and

(b) is the number of units canceled from the Investment Account because of:

    (1) amounts deducted from it;

    (2) amounts transferred from it; and

    (3) amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value on the Business Day of the transaction. See the Unit Value Calculation section of the Separate Account and Sub-Accounts provision for details on how unit values are determined.

                        SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.



                                                                     (continued)

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a) create new separate accounts;

(b) combine any two or more separate accounts including the Separate Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust or another management investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f) de-register the Separate Account under the Investment Company Act of 1940;

(g) transfer assets between the Separate Account and other separate accounts;
    and

(h) transfer assets in one Sub-Account to another Sub-Account.

The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.


UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The unit value for each Sub-Account was established at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b) minus (c), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day;

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day; and

(c) is a charge not exceeding the daily Mortality and Expense Risk Charge shown in the Table of Expense Charges in the Policy Information section.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.



                                                                     (continued)

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer any Separate Account assets in excess of those Investment Account values to our general account.

                               INVESTMENT OPTIONS

ALLOCATIONS. Net Premiums may be allocated to the Guaranteed Interest Account or any of the Investment Accounts. You specified the initial premium allocation in your application for this policy, a copy of which is attached to this policy. Unless these allocation percentages are changed, they will continue to apply to subsequent premium payments. Allocation percentages must be greater than or equal to zero and less than or equal to 100, and the sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect on the date we receive it at our Service Office.

Premiums received prior to the Initial Allocation Date, shown in the Policy Information section, will initially be invested in the Money Market Trust, on the later of the Effective Date or the Business Day they are received by us. On the Initial Allocation Date, the amount in the Money Market Trust will be transferred to the Guaranteed Interest Account and the Investment Accounts according to your initial premium allocation.

TRANSFERS. After the Initial Allocation Date, by Written Request, you may transfer portions of your Policy Value among the Investment Accounts and the Guaranteed Interest Account. Transfers will incur a Transfer Charge, which is shown in the Policy Information section. Transfers involving the Guaranteed Interest Account are subject to the following restrictions:

(a) the maximum amount that can be transferred out of the Guaranteed Interest Account in any one Policy Year is limited to the Maximum Guaranteed Interest Account Transfer Amount shown in the Policy Information section;

(b) any transfer which involves a transfer out of the Guaranteed Interest Account may not involve a transfer to the Investment Account for the Money Market Trust;

(c) we will consider all transfer requests received on the same Business Day as one transfer; and

(d) if a transfer would result in more than a 5% reduction in the number of shares outstanding at the close of the previous Business Day in the Equity Index Sub-Account, we can decline the transfer. If at a later date you wish to make a previously declined transfer, we will require a new transfer request.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has a loan value, you can get a loan by Written Request. We will require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is the Net Cash Surrender Value, less the monthly deductions due to the next Policy Anniversary.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Guaranteed Interest Account and/or one or more of the Investment Accounts into the Loan Account.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Guaranteed Interest Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.



                                                                     (continued)

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investments Options provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears as of the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

The rate of interest charged is fixed at the effective annual Loan Interest Charged Rate shown in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account at an effective annual rate of no less than the Guaranteed Loan Interest Credited Minimum Annual Rate shown in the Policy Information section.

The difference between the rate at which interest is credited to the Loan Account and the rate at which it is being charged to the Policy Debt is called the Loan Spread. The Loan Spread is shown in the Policy Information section.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the life insured, and while the policy is in force.

When you repay a loan, we will transfer an amount equal to the amount paid from the Loan Account to the Guaranteed Interest Account and/or the Investment Accounts. The amount transferred will be allocated to the Guaranteed Interest Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value.

While a loan exists, we will treat the amounts you pay as premiums unless you request in writing that they be treated as loan repayments.

                CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT

You may change your Death Benefit Option or your Face Amount by Written Request.

CHANGE FROM DEATH BENEFIT OPTION 1 TO OPTION 2. The Face Amount after the change from Option 1 to Option 2 will be (a) minus (b), where:

(a) is the Face Amount immediately before the change, and

(b) is the Policy Value as of the effective date of the change.

A Surrender Charge will not be deducted from the Policy Value due to the decrease in Face Amount.

CHANGE FROM DEATH BENEFIT OPTION 2 TO OPTION 1. The Face Amount after the change from Option 2 to Option 1 will be (a) plus (b), where:

(a) is the Face Amount immediately before the change, and

(b) is the Policy Value as of the effective date of the change.

We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. A decrease in Face Amount will reduce the Face Amount in the following order:

(a) the Face Amount provided by the most recent increase first; followed by

(b) the next most recent increase until all increases are reduced; then

(c) the initial Face Amount.



                                                                     (continued)

If you decrease the initial Face Amount or an increase in Face Amount during the Surrender Charge Period, we will deduct a Surrender Charge from the Policy Value. See the Decreases in Face Amount Section of the Surrender For Cash provision for details.

INCREASE IN FACE AMOUNT. For an increase in the Face Amount of insurance, you must provide us with evidence of insurability on the life insured that is satisfactory to us.

We reserve the right to refuse increases if the life insured's Attained Age at the effective date of the increase is greater than the maximum issue age for new policies at that time.

If, at the time of the increase, there have been prior decreases in Face Amount such that the current Face Amount is less than the previous highest Face Amount, then these prior decreases will be increased first. The insurance coverage eliminated by the decrease of the oldest Face Amount will be deemed to be restored first. There will be no new Surrender Charges associated with increases of this type.

After all prior decreases have been increased, a new Face Amount coverage will be added. There will be a new Target Premium amount as well as a new Surrender Charge. We will inform you of these amounts at the time of the increase in Face Amount. There is no additional premium necessarily required with an increase in Face Amount, however the new Surrender Charge may require an additional premium payment to avoid the policy going into default.

A portion of premiums paid concurrent with and subsequent to the increase will be deemed attributable to such increase for Surrender Charge purposes. In any Policy Year, the premiums attributable to the increase in Face Amount will be the amount of premiums in excess of the sum of (a) and (b) where:

(a) is the Target Premium for the initial Face Amount, if the increase occurs during the first five Policy Years; and

(b) is the Target Premium for all prior increases that are in effect at the time of the increase and have been in effect for less than five years.

EFFECTIVE DATE OF CHANGES. Changes may be made only on the first day of a Policy Month. A Written Request for a change in Death Benefit Option or decrease in the Face Amount must be received at least 30 days prior to the first day of a Policy Month for the change to take effect as of that Policy Month. Increases in the Face Amount will take effect at the beginning of the Policy Month following the date we approve the request.

EFFECT ON PREMIUM LIMITATIONS. A change in Death Benefit Option or Face Amount may cause a change in the maximum amount of premium that is allowed to be paid into the policy. We will inform you of any such change.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

                               SURRENDER FOR CASH

You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the life insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. We will pay you the Net Cash Surrender Value. After the date of surrender, no insurance will be in force.

SURRENDER CHARGE. If you surrender this policy for its Net Cash Surrender Value, or if it terminates at the end of a Grace Period during the period that Surrender Charges apply, we will deduct a Surrender Charge from the Policy Value. The amount of the Surrender Charge is shown in the Policy Information section.




                                                                     (continued)

DECREASES IN FACE AMOUNT. If the Face Amount is reduced, we will deduct from the Policy Value a pro-rata Surrender Charge. Such deduction will be allocated to the Guaranteed Interest Account and the Investment Account in the same proportion as the Policy Value in each of these accounts bears to the Net Policy Value. The pro-rata Surrender Charge will equal the sum of the pro-rata Surrender Charges for the initial Face Amount and any previous increase in Face Amount. The pro-rata Surrender Charge for the initial Face Amount or any increase in Face Amount will equal (a) divided by (b), multiplied by (c), where:

(a) is the amount of the decrease in the initial Face Amount or previous increase in Face Amount,

(b) is the amount of the corresponding initial Face

(c) Amount or previous increase in Face Amount, prior to the decrease and,

(d) is the Surrender Charge for the corresponding initial Face Amount or previous increase in Face Amount, immediately prior to the decrease.

When a pro-rate Surrender Charge is taken, the remaining Surrender Charge will be reduced by the amount of the charges taken. We will send you a new table which reflects this change.

Decreases in Face Amount caused by:

(a) a change from Death Benefit Option 1 to Option 2, or

(b) a partial Net Cash Surrender Value withdrawal when Death Benefit Option 1 is in effect,

are exempt from this provision and will not incur the pro-rata Surrender Charge described above.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. While there is a Net Cash Surrender Value for this policy, you may request a partial Net Cash Surrender Value withdrawal. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.

You may specify the accounts from which we should make the Partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.

FREE WITHDRAWAL AMOUNT. The Free Withdrawal Amount at any date is equal to (a) multiplied by (b), minus (c) where:

(a) is the Free Withdrawal Percentage shown in the Policy Information section;

(b) is the Net Cash Surrender Value on the date of the partial Net Cash Surrender Value withdrawal; and

(c) is the sum of all previous partial Net Cash Surrender Value withdrawals taken during the current Policy Year.

PRO-RATA SURRENDER CHARGE. If a partial Net Cash Surrender Value withdrawal is above the Free Withdrawal Amount, we will deduct from the Policy Value a pro-rata Surrender Charge. We will not deduct any Surrender Charge from the Policy Value if the sum of partial Net Cash Surrender Value withdrawals in any Policy Year is below the Free Withdrawal Amount.

The pro-rata Surrender Charge is equal to the sum of the pro-rata Surrender Charges for the initial Face Amount and any previous increase in Face Amount. The pro-rata Surrender Charge for the initial Face Amount or any increase in Face Amount will equal (a) divided by (b), multiplied by (c), where:

(a) is the amount of partial Net Cash Surrender Value withdrawal above the Free Withdrawal Amount,

(b) is the Net Cash Surrender Value prior to the withdrawal, and

(c) is the Surrender Charge for the corresponding initial Face Amount or previous increase in Face Amount immediately prior to the withdrawal.


                                                                     (continued)

When a pro-rata Surrender Charge is taken, the remaining Surrender Charge will be reduced by the amount of the charges taken. We will send you a new table which reflects this change.

If Death Benefit Option 1 is in effect at the time of the withdrawal, then the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if the decrease was requested. See the Decrease in Face Amount section of the Changing the Death Benefit Option or Face Amount provision.


                      RIGHT TO POSTPONE PAYMENT OF BENEFITS

Except when used to pay premiums, we reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b) an emergency exists as defined by the Securities and Exchange Commission
    (SEC), or the SEC requires that trading be restricted; or

(c) the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                                   TERMINATION

DEFAULT. This policy will go into default if at the beginning of any Policy Month, the Net Cash Surrender Value would go below zero after we take Monthly Deductions that are due.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. The amount is equal to (a) plus (b) plus (c) where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero if it is less than zero at the date of default; and

(b) is the Monthly Deductions due, plus the next two Monthly Deductions; and

(c) is the applicable Premium Load.

TERMINATION DATE. This policy terminates on the earliest of the following dates:

(a) at the end of the grace period for which you have not paid any amount that is due;

(b) on the date you surrender the policy for its Net Cash Surrender Value; or

(c) on the date the life insured dies.

If you surrender the policy for its Net Cash Surrender Value, as in (b) above, we will pay you the Net Cash Surrender Value as of the date of termination.

                                  REINSTATEMENT

You can reinstate this policy only if it terminated at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within five years after your policy terminates;

(b) provide us with written evidence of the life insured's insurability that is satisfactory to us; and

(c) pay a premium equal to the amount that was required during the 61-day grace period following default; plus the amount required to carry your policy to the next scheduled date for payment of the Planned Premium.

If we approve your request, the reinstatement date will be the later of the date of your request or the date we receive the required payment at our Service Office.

                            RIGHT TO CANCEL INCREASES

If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place.

                                   AGE AND SEX

If the life insured's age or sex was misstated in the application, we will change the Face Amount. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct age and sex.

                                    SUICIDE

If the life insured dies by suicide, whether sane or insane, within two years after the Issue Date, we will pay only the premiums paid, less any partial Net Cash Surrender Value withdrawals, less the amount of the Policy Debt. If the life insured dies by suicide, whether sane or insane, within two years after the date an increase in Face Amount takes effect, the Death Benefit for that increase will be limited to the Monthly Deductions for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death.

                                   BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force which provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for any Insurance Benefit in three classes: primary, secondary, and final. Beneficiaries in the same class will share equally in any Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:

(a) to any primary beneficiaries who are alive when the life insured dies; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the life insured's death you can change the beneficiary by Written Request, unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose.







                                                                     (continued)

DEATH OF BENEFICIARY. If no beneficiary is alive when the life insured dies, the Insurance Benefit will belong to you; or to your estate if you are the life insured. If a beneficiary dies before the seventh day after the death of the life insured, we will pay the Insurance Benefit as if the beneficiary had died before the life insured.

                            OWNERSHIP AND ASSIGNMENT

Until the life insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a) receive any amount payable under your policy;

(b) exercise all rights and privileges granted by your policy; and

(c) assign the policy.

An assignment does not bind us until we receive it at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the life insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. During the life insured's lifetime the owner, without the consent of any beneficiary or any successor owner, can cancel or change the designation of successor owner from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the payee's debts and contracts of the owners and beneficiaries, and from seizure by court order.

                          CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy and application form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by you or the life insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or the life insured to deny a claim, unless it is written in the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the life insured for two years from the Issue Date.

We cannot contest the validity of an increase in Face Amount or an addition of a Supplementary Benefit after such increase or addition has been in force during the lifetime of the life insured for two years from the date of such increase or addition.

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the life insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating.  It does not earn dividends.

                             HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.

We base minimum Cash Surrender Values and reserves on the Commissioners 1980 Standard Ordinary Mortality Table. We also use these tables as the basis for determining maximum Cost of Insurance Rates. Values relating to amounts in the Guaranteed Interest Account are computed at an interest rate of 4.00% per year.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a) the Death Benefit;

(b) the Policy Value;

(c) the current allocation of money in the Guaranteed Interest Account, the Loan Account and each of the Investment Accounts;

(d) the value of the units in each chosen Investment Account;

(e) any Policy Debt balance and loan interest charged since the last report;

(f) the premiums paid and policy transactions for the year; and

(g) any further information required by law.

                               TAX CONSIDERATIONS

It is the intent of this policy to be considered as life insurance for tax purposes. The Death Benefit is designed to comply with Section 7702 of the Internal Revenue Code of 1986 or any other equivalent section of the Code.

We do not give tax advice and this provision should not be construed to mean that the Death Benefit and Policy Value will be exempt from the future actions of any tax authority.

                                   ENDORSEMENT

                                     UNISEX

In order to provide insurance on a unisex basis, all references in this policy to the sex of the life insured are hereby withdrawn. This policy is further amended as described below.

         AFFECTED PROVISION                  AMENDMENT

Age and Sex                         Reference to the life insured's sex does not
                                    apply. No change will be made because of a misstatement of sex.

How Values are Computed             The Commissioners 1980 Standard Ordinary
                                    Mortality Table B is used.











                             THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

                                                      /s/ [Signature]
                                                      --------------------------
                                                           President

--------------------------------------------------------------------------------


               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
               A STOCK COMPANY


               Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5


--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.                 CASH SURRENDER VALUES AND BENEFITS FOR A PORTION OF THE
ADJUSTABLE DEATH BENEFIT.                                        POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT
FLEXIBLE PREMIUMS PAYABLE TO ATTAINED AGE 100 DURING THE LIFE    THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS.
INSURED'S LIFETIME.                                              INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE
                                                                 COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS.
                                                                 NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

--------------------------------------------------------------------------------



           IMPORTANT  NOTICE

           To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

           Please tell us promptly of any change in your address.

           WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.



--------------------------------------------------------------------------------






                                                     [MANULIFE FINANCIAL LOGO]

--------------------------------------------------------------------------------
Manulife Financial and the block design are registered service marks of The Manufactures Life Insurance Company and are used by it and its subsidiaries.

                              SUPPLEMENTARY BENEFIT

                         FLEXIBLE TERM INSURANCE OPTION

                               TERM LIFE INSURANCE

This benefit is a part of your policy. The effective date is the same as the Effective Date of your policy. The amount of the Insurance Benefit may vary as described below. The insurance provided will be flexible term insurance to Attained Age 100.

                                   DEFINITIONS

DEATH BENEFIT SCHEDULE is the schedule of death benefits shown in the Policy Information section of your policy.

SCHEDULED ANNUAL DEATH BENEFIT is the amount shown in the Death Benefit Schedule for a given Policy Year.

TERM INSURANCE BENEFIT is the amount payable under this Supplementary Benefit.

                                INSURANCE BENEFIT

If the life insured dies while the policy is in force, we will pay the Term Insurance Benefit on receiving due proof of death, subject to the Age and Sex, Suicide, and the Validity provisions. If the life insured dies after we receive your request for surrender of the policy, there will be no Term Insurance Benefit. The life insured for this benefit is the same as the life insured for the policy to which this benefit is attached.

TERM INSURANCE BENEFIT. The Term Insurance Benefit is determined on the first day of each Policy Month. It is equal to (a) minus (b), but not less than zero, where:

(a) is the Scheduled Annual Death Benefit for the Policy Year; and

(b) is the then current Face Amount, or, if the Death Benefit of the Policy is determined by the Policy's Minimum Death Benefit Provision, the Minimum Death Benefit.

It is possible that the Term Insurance Benefit could be zero for a Policy Month. However, this will not terminate the rider.

                                  BENEFIT COST

The monthly cost of the benefit is one of the Monthly Deductions under the policy. The monthly cost is equal to (a) multiplied by (b) where:

(a) is the monthly Cost of Insurance rate; and

(b) is the Term Insurance Benefit divided by the Death Benefit Discount Factor shown in the Policy Information section of your policy.

The rates for the Cost of Insurance are based on the life insured's Issue Age, Sex and Risk Classification, and the duration that the benefit has been in force. We will determine monthly Cost of Insurance rates from time to time, on a basis which does not discriminate unfairly within any class of insureds. The monthly cost of the benefit will reflect any Additional Rating shown for this benefit in the Policy Information section of your policy. The monthly Cost of Insurance rates will never be more than those shown in the Table of Maximum Cost of Insurance Rates on page 4 of your policy, plus any Additional Rating shown in the Policy Information section.

                       CHANGING THE DEATH BENEFIT SCHEDULE

You may change your Death Benefit Schedule by Written Request, subject to the following:

(a) satisfactory evidence of insurability is required before the Death Benefit Schedule may be increased;

(b) changes may be made only on the first day of a Policy Month;

(c) a Written Request for a change which results in only a decrease to the Death Benefit Schedule must be received at least 30 days prior to the first day of a Policy Month for the change to take affect as of that Policy Month;

(d) a change which results in an increase to the Death Benefit Schedule in any Policy Year will take effect at the beginning of the Policy Month following the date we approve the request;

(e) a decrease to the Death Benefit Schedule which results in a Scheduled Annual Death Benefit less than the Face Amount in any Policy Year will cause a decrease in the Face Amount. The Face Amount will be reduced to be equal to the Scheduled Annual Death Benefit for such Policy Year. Surrender Charges may be assessed as described in your Policy.

                                                                     (continued)

                         FLEXIBLE TERM INSURANCE OPTION

                               TERM LIFE INSURANCE

A change to the Death Benefit Schedule may cause a change in the maximum amount of premium that can be paid into the policy. We will inform you of any such change.

We reserve the right to refuse or limit any request for a change if the change would cause the policy to fail to qualify as life insurance for tax purposes.

                                 POLICY CHANGES

CHANGE FROM DEATH BENEFIT OPTION 2 TO OPTION 1. If the Face Amount of the Policy after a change in Death Benefit Option would be greater than the Scheduled Annual Death Benefit in effect at the time of the change, the Face Amount after the change will be set equal to the Scheduled Annual Death Benefit.

INCREASE OR DECREASE IN FACE AMOUNT. If the Face Amount of the policy is increased or decreased, a corresponding increase or decrease of the same amount will also be made to the Scheduled Annual Death Benefit for all Policy Years after and including the effective date of the change. This provision does not apply to increases or decreases in Face Amount due to a change in Death Benefit Option.

FACE AMOUNT GREATER THAN SCHEDULED ANNUAL DEATH BENEFIT. If in any Policy Year, the Face Amount is greater than the Scheduled Annual Death Benefit for that Policy Year, the Face Amount will be reduced to be equal to the Scheduled Annual Death Benefit. Surrender Charges may be assessed as described in your Policy.

                                   BENEFICIARY

The beneficiary will be as designated in the application for this benefit, unless changed as provided for in the policy.

                                   AGE AND SEX

If the life insured's age or sex (if applicable) was misstated in the application, we will change the Death Benefit Schedule. The new Death Benefit Schedule will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct age and sex (if applicable).

                                     SUICIDE

The suicide period for this benefit will be the same as for the policy to which it is attached, and it will start on the effective date of the benefit, or the effective date of an increase in amount as appropriate. If the life insured dies by suicide, whether sane or insane, during the suicide period, the Term Insurance Benefit will be limited to the monthly cost for the benefit, or the monthly cost for an increase to the Death Benefit Schedule as appropriate.

                                    VALIDITY

The validity period for this benefit will be the same as for the policy to which it is attached, and it will start on the effective date of the benefit, or the effective date of an increase to the Death Benefit Schedule as appropriate.

                                GENERAL PROVISION

This benefit is part of the policy to which it is attached. Except where the benefit provides otherwise, it is subject to all provisions of the policy.

                                   TERMINATION

The benefit terminates on the termination date of the policy. By Written Request, you can terminate the benefit at the end of the Policy Month in which we receive your request.



                             THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA


                                            /s/ [Signature]
                                            ----------------------------
                                                President



                                     Page 2